UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2014

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2014, Commercial Vehicle Group, Inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Timo Haatanen in connection with his previously announced departure from the Company on July 7, 2014. The Separation Agreement provides, among other things, that (i) the Company will pay Mr. Haatanen twelve (12) months of severance through payroll continuation, in an amount not to exceed $250,000, and (ii) Mr. Haatanen will be eligible for the payment of a pro-rated 2014 annual incentive plan payment, if earned. Such annual incentive plan payment shall be equal to 6/12th’s of the calculated award and will be paid in the first quarter of 2015 when awards are finalized and paid to all plan participants.

In the Separation Agreement, Mr. Haatanen agreed to certain non-disparagement covenants. Mr. Haatanen is also subject to certain confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Haatanen released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, except for the enforcement of the Separation Agreement.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of July 11, 2014, between the Company and Timo Haatanen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

July 18, 2014	By:	/s/ Brent A. Walters
Name: Brent A. Walters
Title: SVP, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated as of July 11, 2014, between the Company and Timo Haatanen.